Exhibit 99.1

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES COMPLETION OF
REDEMPTION OF ALL OUTSTANDING 5.900% SENIOR NOTES

BOSTON, MASSACHUSETTS - January 15, 2020 - American Tower Corporation (NYSE: AMT) today announced that it has completed its previously announced redemption of all of its outstanding 5.900% senior unsecured notes due 2021. The Company redeemed the notes pursuant to their terms at 106.7090% of the principal amount, plus accrued and unpaid interest up to, but excluding, January 15, 2020. The total aggregate redemption price was approximately $539.6 million, including $6.0 million in accrued interest. The Company financed the redemption with borrowings under its $2.25 billion senior unsecured revolving credit facility, as amended and restated in December 2019, and cash on hand. Upon completion of this redemption, none of the 5.900% notes remained outstanding.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 179,000 communications sites. For more information about American Tower, please visit www.americantower.com.

###